Exhibit 21

The consolidated subsidiaries of the Registrant at February 1, 2013 were as follows:

Name	Location	State or Other Jurisdiction of Incorporation
CBI-Kansas, Inc.	Kansas City, MO	Kansas
Commerce Bank	Kansas City, MO	Missouri
Commerce Brokerage Services, Inc.	Clayton, MO	Missouri
Clayton Holdings, LLC	Kansas City, MO	Missouri
Clayton Financial Corp.	Clayton, MO	Missouri
Clayton Realty Corp.	Clayton, MO	Missouri
Illinois Financial, LLC	Peoria, IL	Delaware
Illinois Realty, LLC	Peoria, IL	Delaware
Commerce Insurance Services, Inc.	Fenton, MO	Missouri
Commerce Investment Advisors, Inc.	Kansas City, MO	Missouri
Commerce Mortgage Corp.	Kansas City, MO	Missouri
CBI Equipment Finance, Inc.	Kansas City, MO	Missouri
Mid-Am Acquisition, LLC	Clayton, MO	Missouri
Tower Redevelopment Corporation	Kansas City, MO	Missouri
CBI Insurance Company	Kansas City, MO	Arizona
CFB Partners II, LLC	Kansas City, MO	Missouri
CFB Partners, LLC	Clayton, MO	Delaware
CFB Venture Fund I, Inc.	Kansas City, MO	Missouri
CFB Venture Fund, L.P.	Clayton, MO	Delaware
CFB Venture Fund II, L.P.	Kansas City, MO	Missouri
Capital for Business, Inc.	Kansas City, MO	Missouri